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                                                                    EXHIBIT 99.1
                                                                   Press Release
[UNITEDAUTO LOGO]


                                                          UnitedAuto Group, Inc.
                                                          13400 Outer Drive West
                                                          Detroit, MI 48239

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
Contact:   Sam DiFeo                Jim Davidson                   Phil Hartz
           President                Executive Vice President -     Senior Vice President -
                                    Finance                        Corporate Communications

           201-325-3305             201-325-3303                   313-592-5365
           sdifeo@unitedauto.com    jdavidson@unitedauto.com       phartz@unitedauto.com
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FOR IMMEDIATE RELEASE


                  UNITEDAUTO EXPANDS OPERATIONS IN CONNECTICUT;
    ADDS AUDI, VOLKSWAGEN, MERCEDES-BENZ AND PORSCHE DEALERSHIPS IN FAIRFIELD


Detroit, MI, November 1, 2000 - UnitedAuto Group, Inc. (NYSE: UAG), a leading publicly-traded automobile retailer, announced today it has acquired the Audi, Volkswagen, Mercedes-Benz and Porsche dealerships formerly owned by Continental Motors, Inc. in Fairfield, Connecticut.

The addition of the Continental dealerships includes four franchises. The dealerships will be renamed Audi of Fairfield, Volkswagen of Fairfield, Mercedes-Benz of Fairfield and Porsche of Fairfield. The dealerships will become part of UnitedAuto's Northeast Region.

Roger S. Penske, UnitedAuto Chairman, stated, "We are excited to add these four prestigious brands in the upscale Fairfield, Connecticut market. They will add approximately $125 million in top-line revenues on an annual basis."

UnitedAuto, which has pursued a strategy based on internal growth from its existing dealerships, as well as from strategic acquisitions, operates 128 franchises in 17 states, Puerto Rico and Brazil. UnitedAuto dealerships sell new and used vehicles, and market a complete line of after-market automotive products and services.

Statements in this press release may include forward-looking statements. These forward-looking statements should be evaluated together with additional information about UnitedAuto's business, markets, conditions and other uncertainties which are contained in UnitedAuto's filings with the Securities and Exchange Commission and which are incorporated into this press release by reference.

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